Exhibit 5.1

September 9, 2013

Citigroup Inc.

399 Park Avenue

New York, New York 10043

Ladies and Gentlemen:

I am an Associate General Counsel-Capital Markets of Citigroup Inc., a Delaware corporation (the “Company”). I refer to the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the subordinated debt securities of the Company (the “Subordinated Securities”). The Subordinated Securities are being issued under an Indenture dated as of April 12, 2001, as amended (the “Subordinated Indenture”), between the Company and The Bank of New York Mellon, as successor trustee (the “Trustee”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for the purposes of this opinion. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of the Company), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the original of such copies.

Upon the basis of the foregoing, I am of the opinion that:

1. The Company is a duly incorporated and existing corporation under the laws of the State of Delaware.

2. The Subordinated Securities have been validly authorized by the Company and, assuming such Subordinated Securities are duly authenticated by the Trustee in the manner provided for in the Subordinated Indenture and delivered against consideration therefor, such Subordinated Securities are the legal, valid and binding obligations of the Company, entitled to the benefits of the Subordinated Indenture.

Insofar as my opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, it is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

My opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

I consent to the filing of this opinion with the Registration Statement and to the reference to my name in the prospectus constituting a part of such Registration Statement under the heading “Legal Matters.” In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

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Very truly yours,

/s/ Michael J. Tarpley

Michael J. Tarpley
Associate General Counsel—Capital Markets

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